EXHIBIT 10.1

Contact: David Zigdon CFO (972) 3-6455004 davidz@radcom.com

FOR IMMEDIATE RELEASE

RADCOM REPORTS PRELIMINARY RESULTS FOR Q1 2006

TEL-AVIV, Israel—April 3, 2006-- RADCOM Ltd. (RADCOM) (NASDAQ: RDCM) today announced that it expects its revenues for the first quarter of 2006 to range between $5.0 million and $5.2 million, rather than the $6.3 million to $6.8 million forecast previously. The shortfall reflects the timing of a major order from an existing customer, which was originally scheduled for delivery during the first quarter. The Company plans to publish its full results for the quarter on Monday, April 24, 2006.

Commenting on the news, Arnon Toussia-Cohen, President and CEO of RADCOM, said, “We are obviously disappointed to report a revenue shortfall for the first quarter due primarily to a delay in the closing of a large order from an existing customer. We received only part of the expected order this quarter and we believe the remainder will be placed in the next few months. As we have explained in the past, the majority of our revenues now derive from a relatively small number of sizeable orders, a model that lends itself to quarterly fluctuations. As such, the timing of a single large order can have a very significant effect, boosting quarterly results above forecasts in the case of an earlier-than-expected closure, or negatively impacting results in the case of a delay.

“Nonethless, we continue to progress according to our strategic plan and to win new deals. We continue to see steady growth in demand in all our markets. Although we expect to continue to experience quarterly fluctuations from time to time, we are optimistic looking forward and believe that we shall see growth in 2006 as a whole.”

A teleconference will be held today, Monday, April 3, 2006, at 9:00 a.m. Eastern Daylight Time, to allow analysts and shareholders to discuss the preliminary results with management. To participate, please call 1-800-762-4717 from the U.S., or +1-480-629-9025 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 10:45 AM Eastern Time on April 3rd until midnight April 5th. To access the replay, please call 1-800-475-6701 from the U.S., or +1-320-365-3844 from international locations, and use the access code 825093. You can also listen to the conference call online at www.radcom.com.

###

RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The company’s products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements
Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.